Exhibit 99 News
For more information, contact:
Maureen Roth, (314) 765-6195

ANHEUSER-BUSCH COS. REPORTS INCREASED SALES AND EARNINGS
FOR THE FOURTH QUARTER AND FULL YEAR OF 2006

Substantial Progress on Strategic Initiatives in 2006

ST. LOUIS, February 1, 2007 - Anheuser-Busch Cos. Inc. today reported that full year 2006 net sales increased 4.5 percent and diluted earnings per share (excluding one-time items in both years) increased 9.1 percent 1/. For the fourth quarter of 2006, net sales increased 1.8 percent and diluted earnings per share improved 31.6 percent.
“2006 was a successful year for the company,” said August A. Busch IV, president and chief executive officer of the company. “Growth momentum was restored in the domestic beer business, significant progress was made on several strategic initiatives to enhance shareholder value, and earnings per share were up at the high end of our 7 percent to 10 percent long-term growth objective.”
In the domestic beer business, Anheuser-Busch shipments were up 1.2 percent for the year and wholesaler sales to retailers were up 1.1 percent, with a strong performance in the fourth quarter. Revenue per barrel 2/ was up 1.4 percent in 2006 and productivity improvement reduced costs by almost $100 million.
The company has made substantial progress to increase its participation in the high-margin and fast-growing import and craft segments of the beer market, including import alliances with InBev, Grolsch, Kirin, Tiger and the Czechvar brand, the acquisition of the Rolling Rock brands, and the introduction of several internally developed specialty brands. In addition, the company significantly expanded its participation in the fast growing energy drink business through a distribution agreement with Hansen Natural, including their Monster energy brands.
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Fourth Quarter Earnings
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Also, in December the company announced a more aggressive leverage target (25% to 30% cash flow to total debt ratio) that will enable it to use its balance sheet more effectively to support existing operations, acquisitions, dividend growth and share repurchasing, while maintaining substantial financial flexibility.
“These strategic initiatives, the restoration of momentum in our domestic beer business, domestic price increases that are being implemented, and Modelo’s new U.S. import joint venture position the company well for continued volume and earnings growth in 2007,” said Busch.

BEER SALES RESULTS

The company’s reported beer volume for the fourth quarter and full year 2006 is summarized in the following table:

Reported Beer Volume (millions of barrels) for Periods Ended December 31
	Fourth Quarter			Full year
		Versus 2005			Versus 2005
	2006	Barrels	%	2006	Barrels	%
Domestic	22.3	Dn (0.8)	Dn (3.6)%	102.3	Up 1.2	Up 1.2%
International	5.6	Up 0.2	Up 4.6%	22.7	Up 1.9	Up 9.3%
Worldwide A-B Brands	27.9	Dn (0.6)	Dn (2.1)%	125.0	Up 3.1	Up 2.6%
Equity Partner Brands	7.5	Up 0.9	Up 13.0%	31.6	Up 5.2	Up 19.7%
Total Brands	35.4	Up 0.3	Up 0.8%	156.6	Up 8.3	Up 5.6%

Wholesaler sales-to-retailers growth accelerated in the fourth quarter, to 1.6 percent, while domestic beer shipments decreased 3.6 percent in the quarter as the company reduced wholesaler inventory levels by more than 1.5 days below 2005 year-end levels. Rolling Rock, Grolsch and Tiger contributed 0.7 and 0.8 points of growth to sales-to-retailers and shipments, respectively. For the full year 2006, shipments-to-wholesalers increased 1.2 percent and sales-to-retailers increased 1.1 percent, with Rolling Rock, Grolsch and Tiger contributing 0.5 points of growth to each.

Fourth Quarter Earnings
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Domestic beer industry volume, including imports, was very strong, up approximately 2 percent in 2006. The company’s estimated domestic market share (excluding exports) for the full year was 48.4 percent, compared with 2005 market share of 48.7 percent. Domestic market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce. The company’s shipment-based market share comparisons were adversely impacted by the reduction in wholesaler inventories.
International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract brewing agreements, plus exports from the company’s U.S. breweries, increased 4.6 percent for the fourth quarter and 9.3 percent for full year 2006. These increases are primarily due to increased volume in China, Canada and Mexico in both periods, partially offset by volume declines in the United Kingdom and Ireland for the year.
Worldwide Anheuser-Busch brands volume, comprised of domestic volume and international volume, decreased 2.1 percent to 27.9 million for the fourth quarter and increased 2.6 percent to 125 million barrels for the full year 2006. The fourth quarter decline is due to the reduction in domestic beer wholesaler inventories.
Total brands volume, which combines worldwide Anheuser-Busch brand volume with equity partner volume (representing the company’s share of its equity partners’ volume on a one-month lag basis) was 35.4 million barrels in the fourth quarter 2006, up 300,000 barrels, or 0.8 percent. Total brands volume was up 5.6 percent, to 156.6 million barrels for the full year.
Equity partner brands volume grew 13 percent and 19.7 percent, respectively, for the fourth quarter and full year 2006 due to Modelo and Tsingtao volume growth. The company began equity accounting for Tsingtao in May 2005.

Fourth Quarter Earnings
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FOURTH QUARTER 2006 FINANCIAL RESULTS

Effective in the first quarter 2006, Anheuser-Busch adopted FAS 123R, “Share-Based Payment.” FAS 123R requires the recognition of stock compensation expense for stock options and other forms of equity compensation, based on the fair value of the instruments on the date of grant. In order to enhance the comparability of all periods presented and provide the fullest understanding of the impact that expensing stock compensation has on the company’s financial results, Anheuser-Busch elected to apply the modified retrospective method of adopting FAS 123R. The company has therefore recast 2005 results to incorporate the impact of previously disclosed pro forma stock compensation expense. For financial reporting purposes, stock compensation expense is included in cost of sales and marketing, distribution and administrative expenses, depending on where the recipient’s cash compensation is reported. Stock compensation expense is classified as a corporate item for segment reporting. Stock compensation expense was $.06 and $.07 per share in the fourth quarter of 2006 and 2005, respectively, and was $.11 and $.12 per share for the full years, respectively.
Key operating results and a discussion of financial highlights for the fourth quarter 2006 versus 2005 follow.

	($ in millions, except per share)
	Fourth Quarter		2006 vs. 2005
	2006	2005	$	%
Gross Sales	$3,931	$3,882	Up $49	Up 1.3%
Net Sales	$3,425	$3,365	Up $60	Up 1.8%
Income Before Income Taxes	$105	$91	Up $14	Up 15.6%
Equity Income	$140	$108	Up $32	Up 29.4%
Net Income	$191	$146	Up $45	Up 31.0%
Diluted Earnings per Share	$.25	$.19	Up $.06	Up 31.6%

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•
Net sales increased 1.8 percent primarily on increases from international beer, packaging and entertainment operations. International beer sales were up 5 percent on volume increases, packaging sales were up 10 percent on higher recycling sales and entertainment revenues increased 8 percent due to higher attendance and higher in-park spending. Domestic beer segment sales declined 1 percent due to 3.6 percent lower beer sales volume partially offset by a 2 percent increase in revenue per barrel.

•
Income before income taxes increased 15.6 percent versus the prior year, due primarily to higher domestic beer profits and lower corporate expenses partially offset by decreases in international beer and entertainment.

Pretax profits for the domestic beer segment increased 2.5 percent, primarily due to increased revenue per barrel and lower marketing costs, partially offset by lower beer sales volume and higher beer production costs.

International beer pretax income was down $15 million versus prior year, due to lower profits in the United Kingdom partially offset by increased earnings in Ireland and Canada.

Packaging segment pretax profits were up 5 percent, primarily from higher can and labeling profits.

Entertainment segment pretax results declined $6 million due to higher park expenses and marketing costs, partially offset by higher attendance and increased in-park spending.

Fourth Quarter Earnings
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•	Equity income increased 29.4 percent reflecting Grupo Modelo volume growth and price increases taken in Mexico at the beginning of the year.

•
Net income increased 31 percent and diluted earnings per share increased 31.6 percent, to $.25. The effective income tax rate was 51.2 percent for the fourth quarter 2006, a decrease versus 58.4 percent in the fourth quarter 2005, primarily due to lower taxes on earnings from foreign operations.

 FULL YEAR 2006 FINANCIAL RESULTS

Key operating results and a discussion of financial highlights for the full year 2006 vs. 2005 follow.

	($ in millions, except per share)
	Full year		2006 vs. 2005
	2006	2005	$	%
Gross Sales	$17,958	$17,254	Up $704	Up 4.1%
Net Sales	$15,717	$15,036	Up $681	Up 4.5%
Income Before Income Taxes	$2,277	$2,057	Up $220	Up 10.7%
Equity Income	$589	$498	Up $91	Up 18.2%
Net Income	$1,965	$1,744	Up $221	Up 12.7%
Diluted Earnings per Share	$2.53	$2.23	Up $.30	Up 13.5%

•
Net sales increased 4.5 percent due to contributions from all business segments. Domestic beer net sales increased 2.8 percent due to 1.2 percent higher beer sales volume and 1.4 percent higher revenue per barrel. International beer segment net sales grew 7 percent on volume increases and packaging segment sales increased 10 percent on higher recycling sales. Entertainment sales increased 9 percent primarily from increased attendance and higher in-park spending.

Fourth Quarter Earnings
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•
Income before income taxes increased 6.1 percent, 1/ excluding from 2005 results both the $105 million pretax litigation settlement charge and the $15.4 million pretax gain from the sale of the company’s equity interest in its Spanish theme park investment, Port Aventura. On a reported basis, pretax income increased 10.7 percent, due to higher profits in domestic beer and entertainment operations.

Income before income taxes for domestic beer was up 3.1 percent due to higher volume, increased revenue per barrel and lower marketing costs, partially offset by higher beer production costs.

International beer pretax income decreased $10 million due to lower earnings in the United Kingdom partially offset by increased profits in China, Canada, Ireland and Mexico.

Packaging segment pretax income was up $4 million primarily due to higher can manufacturing profits.

Entertainment segment pretax results improved $27 million due to increased attendance and in-park spending, partially offset by higher park operating expenses and marketing costs.

•	Equity income increased 18.2 percent primarily due to Grupo Modelo volume increases, pricing growth in Mexico and a lower Mexican income tax rate.

Fourth Quarter Earnings
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•
Comparisons of net income, earnings per share and the effective income tax rate are all impacted by one-time income tax events in both years, as well as the 2005 litigation settlement and gain on the sale of the Spanish theme park investment. In 2006, Anheuser-Busch recognized a gain of $7.8 million from the reduction of deferred income taxes resulting from state income tax reform legislation in Texas, while in 2005 the company recognized a similar gain of $7.2 million due to tax reform legislation in Ohio and also reported a $6.8 million favorable settlement of certain Chilean taxes associated with the 2004 sale of the company’s equity stake in Compañía Cervecerías Unidas S.A. (CCU).

Excluding these one-time items from both years, net income and diluted earnings per share for full year 2006 increased 8.5 percent and 9.1 percent, respectively, 1/ and the 2006 effective income tax rate was 39.9 percent, an increase of 70 basis points versus 2005 primarily due to higher taxes on foreign earnings. On a reported basis net income increased 12.7 percent, diluted earnings per share were up 13.5 percent, to $2.53 and the 2006 effective income tax rate was up 10 basis points to 39.5 percent.

Earnings per share benefited from the company’s repurchase of almost 17 million shares during 2006. In December, the company announced a new multi-year 100 million share repurchase program (bringing total open authorized repurchases to approximately 115 million shares).

Other Matters

Anheuser-Busch will conduct a conference call with investors to discuss results for the fourth quarter and full year at 3:00 p.m. Central Time today. The company will broadcast the conference call live via the Internet. For details visit the company’s site on the Internet at www.anheuser-busch.com.

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Fourth Quarter Earnings
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Notes

1.      Reconciliation of Comparative Fourth Quarter and Full Year Results

($ in millions, except per share)	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings Per Share	Effective Tax Rate
Fourth Quarter
2006
Reported	$104.8	$(53.6)	$190.7	$.25	51.2%

2005
Reported	$167.9	(74.6)	$201.2	$.26
FAS 123R Impact	(77.2)	21.6	(55.6)	(.07)
Including FAS 123R	$90.7	(53.0)	$145.6	$.19	58.4%

Percentage Change - 2006 vs. 2005
Including FAS 123R	15.6%		31.0%	31.6%	720 bps

Full Year
2006
Reported	$2,276.9	$(900.5)	$1,965.2	$2.53	39.5%
Texas Income Tax Legislation Benefit	-	(7.8)	(7.8)	(.01)
Excluding One-Time Item	$2,276.9	$(908.3)	$1,957.4	$2.52	39.9%

2005
Reported	$2,191.5	$(850.4)	$1,839.2	$2.35
FAS 123R Impact	(134.1)	39.3	(94.8)	(.12)
Including FAS 123R	2,057.4	(811.1)	1,744.4	2.23	39.4%
Gain on Sale of Spanish Theme Park	(15.4)	(3.5)	(18.9)	(.024)
Chile Income Tax Settlement Benefit		(6.8)	(6.8)	(.009)
Ohio Income Tax Legislation Benefit		(7.2)	(7.2)	(.009)
Litigation Settlement	105.0	(12.6)	92.4	.118
Excluding One-Time Items	$2,147.0	$(841.2)	$1,803.9	$2.31	39.2%

Percentage Change - 2006 vs. 2005
Including FAS 123R	10.7%		12.7%	13.5%	10 bps
Excluding One-Time Items	6.1%		8.5%	9.1%	70 bps

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2.
Domestic revenue per barrel is calculated as net sales generated by the company’s domestic beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company’s international beer business or its international equity partners operate; changes in the company’s credit rating resulting from future acquisitions or divestitures; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

Anheuser-Busch Companies, Inc.
Consolidated Statement of Income (Unaudited)
(In Millions, Except Per Share)

	Fourth Quarter Ended December 31		Full Year Ended December 31
	2006	2005	2006	2005
Gross sales	$3,931.0	$3,881.7	$17,957.8	$17,253.5
Excise taxes	(506.2)	(516.3)	(2,240.7)	(2,217.8)
Net Sales	3,424.8	3,365.4	15,717.1	15,035.7
Cost of sales	(2,442.0)	(2,377.9)	(10,165.0)	(9,606.3)
Marketing, distribution and administrative expenses	(764.3)	(782.4)	(2,832.5)	(2,837.5)
Litigation settlement	-	-	-	(105.0)
Operating income	218.5	205.1	2,719.6	2,486.9
Interest expense	(109.7)	(111.3)	(451.3)	(454.5)
Interest capitalized	4.2	5.1	17.6	19.9
Interest income	0.4	-	1.8	2.4
Other income/(expense), net	(8.6)	(8.2)	(10.8)	2.7
Income before income taxes	104.8	90.7	2,276.9	2,057.4
Provision for income taxes	(53.6)	(53.0)	(900.5)	(811.1)
Equity income, net of tax	139.5	107.9	588.8	498.1
Net income	$190.7	$145.6	$1,965.2	$1,744.4
Basic earnings per share	$.25	$.19	$2.55	$2.24
Diluted earnings per share	$.25	$.19	$2.53	$2.23

Weighted Average Shares Outstanding
Basic	767.2	777.0	770.6	777.5
Diluted	773.7	780.3	777.0	782.6

Anheuser-Busch Companies, Inc.
Comparative Business Segments (Unaudited)
Fourth Quarter Ended December 31
(In Millions)

Fourth Quarter	Domestic Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated

2006

Gross Sales	$2,913.8	319.5	576.4	194.0	(72.7)	$3,931.0

Net Sales:
- Intersegment	$0.6	--	186.8	--	(187.4)	$ --
- External	$2,474.9	251.6	389.6	194.0	114.7	$3,424.8

Income Before Income Taxes	$391.9	1.3	22.1	(15.4)	(295.1)	$104.8

Equity Income	$0.3	139.2	--	--	--	$139.5

Net Income	$243.3	140.1	13.7	(9.6)	(196.8)	$190.7

2005

Gross Sales	$2,946.6	301.5	552.1	180.4	(98.9)	$3,881.7

Net Sales:
- Intersegment	$0.6	--	196.4	--	(197.0)	$ --
- External	$2,492.5	238.7	355.7	180.4	98.1	$3,365.4

Income Before Income Taxes	$382.2	16.4	21.1	(9.2)	(319.8)	$90.7

Equity Income	--	$107.9	--	--	--	$107.9

Net Income	$237.0	118.0	13.1	(5.7)	(216.8)	$145.6

The company adopted FAS 123R, “Share-Based Payment,” effective in the first quarter 2006 and has elected to apply the modified retrospective method of adoption. Pursuant to the modified retrospective approach, 2005 corporate information has therefore been updated to include the impact of previously disclosed pro forma stock compensation expense. Stock compensation expense is classified as a corporate item for segment reporting purposes.

Anheuser-Busch Companies, Inc.
Comparative Business Segments (Unaudited)
Full Year Ended December 31
(In Millions)

Full Year	Domestic Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated

2006

Gross Sales	$13,394.2	1,235.6	2,562.3	1,178.5	(412.8)	$17,957.8

Net Sales:
- Intersegment	$2.8	--	896.4	--	(899.2)	$ --
- External	$11,388.2	998.2	1,665.9	1,178.5	486.3	$15,717.1

Income Before Income Taxes	$2,758.5	76.7	145.0	232.8	(936.1)	$2,276.9

Equity Income	$3.4	585.4	--	--	--	$588.8

Net Income	$1,713.7	633.0	89.9	144.3	(615.7)	$1,965.2

2005

Gross Sales	$13,067.6	1,165.5	2,383.6	1,084.8	(448.0)	$17,253.5

Net Sales:
- Intersegment	$2.7	--	871.1	--	(873.8)	$ --
- External	$11,079.8	932.8	1,512.5	1,084.8	425.8	$15,035.7

Income Before Income Taxes	$2,675.6	86.5	141.5	205.9	(1,052.1)	$2,057.4

Equity Income	--	$498.1	--	--	--	$498.1

Net Income	$1,658.9	551.7	87.7	127.7	(681.6)	$1,744.4

The company adopted FAS 123R, “Share-Based Payment,” effective in the first quarter 2006 and has elected to apply the modified retrospective method of adoption. Pursuant to the modified retrospective approach, 2005 corporate information has therefore been updated to include the impact of previously disclosed pro forma stock compensation expense. Stock compensation expense is classified as a corporate item for segment reporting purposes.

Anheuser-Busch Companies, Inc.
Consolidated Balance Sheet (Unaudited)
(In Millions)

	December 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash	$219.2	$225.8
Accounts receivable	720.2	681.4
Inventories	694.9	654.5
Other current assets	195.2	197.0
Total current assets	1,829.5	1,758.7
Investments in affiliated companies	3,680.3	3,448.2
Plant and equipment, net	8,916.1	9,041.6
Intangible assets, including goodwill of $1,077.8 and $1,034.5	1,367.2	1,232.6
Other assets	584.1	1,073.9
Total Assets	$16,377.2	$16,555.0

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,426.3	$1,249.5
Accrued salaries, wages and benefits	342.8	250.9
Accrued taxes	133.9	156.7
Accrued interest	124.2	123.7
Other current liabilities	218.9	201.8
Total current liabilities	2,246.1	1,982.6
Retirement benefits	1,191.5	1,412.8
Debt	7,653.5	7,972.1
Deferred income taxes	1,194.5	1,345.9
Other long-term liabilities	152.9	161.8
Shareholders Equity:
Common stock	1,473.7	1,468.6
Capital in excess of par value	2,962.5	2,685.9
Retained earnings	16,741.0	15,698.0
Treasury stock, at cost	(16,007.7)	(15,258.9)
Accumulated non-owner changes in equity	(1,230.8)	(913.8)
Total Shareholders Equity	3,938.7	3,679.8
Commitments and contingencies	-	-
Total Liabilities and Shareholders Equity	$16,377.2	$16,555.0

Anheuser-Busch Companies, Inc.
Consolidated Statement of Cash Flows (Unaudited)
(In Millions)

	Year-Ended December 31,
	2006	2005
Cash flow from operating activities:
Net income	$1,965.2	$1,744.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	988.7	979.0
Decrease in deferred income taxes	(45.8)	(39.1)
Stock-based compensation expense	122.9	134.1
Undistributed earnings of affiliated companies	(341.8)	(288.0)
Gain on sale of business	-	(15.4)
Other, net	(168.6)	136.6
Operating cash flow before the change in working capital	2,520.6	2,651.6
Decrease in working capital	188.8	50.3
Cash provided by operating activities	2,709.4	2,701.9

Cash flow from investing activities:
Capital expenditures	(812.5)	(1,136.7)
Acquisitions	(101.0)	-
Proceeds from sale of business	-	48.3
Cash used for investing activities	(913.5)	(1,088.4)

Cash flow from financing activities:
Increase in debt	334.8	100.0
Decrease in debt	(663.3)	(456.0)
Dividends paid to shareholders	(871.6)	(800.8)
Acquisition of treasury stock	(745.9)	(620.4)
Shares issued under stock plans	143.5	161.4
Cash used for financing activities	(1,802.5)	(1,615.8)
Net decrease in cash during the period	(6.6)	(2.3)
Cash, beginning of period	225.8	228.1
Cash, end of period	$219.2	$225.8